Regence
Life and Health Insurance Company






Regence Life and Health
Insurance Company
Broker/Agent Agreement




THIS AGREEMENT is entered into by and between Regence Life and Health Insurance Company (the "Company"), an Oregon corporation, and affiliate of The Regence Group, and FRINGE BENEFIT ANALYSTS. LLC (the "Broker/Agent"), an insurance agent licensed in the State(s) of UTAH .
























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1.  BROKER/AGENT  APPOINTMENT.  The Company hereby grants to the  Broker/Agent a non-exclusive, revocable appointment to solicit and secure applications and renewals of the Company's group health, life and disability contracts. This appointment shall not limit or prohibit the Company from granting similar appointments to other agents, nor shall it limit or prohibit the Broker/Agent from accepting appointments from other companies.

Broker/Agent agrees to comply with all federal, state and municipal laws or regulations and to pay all taxes, contributions or other sums which may be levied or assessed upon or in connection with the commissions paid to the Broker/Agent by the Company.

The Broker/Agent will diligently solicit and secure applications for the Company's group health, life and disability plans and collect and promptly transmit to the Company all initial premiums on those applications.

2. LICENSURE. The Broker/Agent warrants that he/she is duly licensed by the State (s) of Utah. as an independent insurance Broker/Agent, that no license issued to the Broker/Agent for the sale of insurance, prepaid health care, or hospital or professional benefits has ever been revoked or suspended, and that the Broker/Agent has never been convicted of any crime involving moral turpitude or dishonesty. The Broker/Agent agrees to pay all applicable license fees and taxes.

3. RELATIONSHIP OF PARTIES. The Broker/Agent is not an employee of the Company and nothing contained in this Agreement shall be construed to create the relation of employer and employee between the Company and the Broker/Agent.

4. INDEMNITY/ERRORS AND OMISSIONS INSURANCE. The Broker/Agent agrees to indemnify and hold the Company harmless from any and all liability, loss, cost, damage or expense including attorney fees and costs arising out of or attributed to the Broker/Agent's violation of this Agreement or the Broker/Agent's failure to conform to the provisions of this Agreement.

The Broker/Agent shall obtain and maintain for the duration of this Agreement errors and omissions liability insurance with minimum policy limits of one million dollars. Broker/Agent will notify the Company immediately in the event of cancellation of such insurance and will request Broker/Agent's errors and omissions liability insurer to notify the Company of any cancellation of Broker/Agent's errors and omissions policy to the Company upon request. Broker/Agent will provide a copy of the face sheet from the errors and omissions policy to the Company upon request.

5. COMMISSIONS. While this Agreement remains in effect, the Company shall pay the Broker/Agent commissions for all new and renewed contracts in accordance with the rates and terms set forth in the attached Commission Schedule(s). No commissions shall be paid to the Broker/Agent on any premiums received for a contract after the contract holder has notified the Company in writing that the Broker/Agent is no longer servicing that contract. If the Broker/Agent dies, the Company will pay his/her estate any accumulated commissions which were due at the time of death, less any debt the Broker/Agent owed to the Company. No commission will be paid on premium received by the Company after the Broker/Agent's death. Commission payments to the Broker/Agent shall terminate as of the effective date of termination of this Agreement.

6. COMMISSION ACCOUNTING. The Company agrees to make periodic accounting to the Broker/Agent of all commissions paid or payable to him/her since the most recent previous accounting. The Broker/Agent agrees that such accounting shall be conclusively deemed correct unless written objection thereto is delivered to the Company within ninety (90) days after such accounting is mailed to the Broker/Agent at the most recent address shown for him/her in the records of the Company, or delivered to him/her in person. The Broker/Agent shall immediately notify the Company of overpayments and of payments to which the Broker/Agent is not entitled and shall refund the erroneous payment to the Company or make arrangements for the erroneous payment to be charged against future commissions which might become due to the Broker/Agent. Nothing in this paragraph shall diminish or restrict the Company's right to recover overpayments or commissions paid in error.

7. ADVERTISING. The Broker/Agent is not permitted under this contract to advertise the Company in any form. No use of the name, logo, etc. is permitted by the Broker/Agent for the purpose of advertising the Company or its products.

8. RECORDS. The Broker/Agent shall maintain complete records of all transactions related to applications which the Broker/Agent receives or transmits and any other records required by law or regulation. Such records shall be accessible to the Company upon reasonable requests for the duration of this Agreement and for one year following termination of this Agreement.




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9. RULES AND PROCEDURES.  The  Broker/Agent  agrees to comply with all rules and regulations of the Company presently in effect and any additions or amendments made thereto from time to time. The Broker/Agent further agrees that he/she will make no representation regarding benefits to be provided by the Company except through written material furnished for that purpose by the Company. The Broker/Agent understands and agrees that he/she is not authorized to make any oral or written change in any form, application or contract furnished by the Company, or in premium rates quoted by the Company; to require the Company to quote rates on prospective policies; or to bind the Company in any way. Broker/Agent shall comply with the Company's Code of Business Conduct, a copy of which is available upon request.

10. LIMITATIONS. The Company reserves the right to reject or conditionally accept applications submitted by the Broker/Agent, to refuse to quote on prospective group contracts solicited by the Broker/Agent, and to refuse any group contract in force with the Company.

The Broker/Agent's authority to collect premium is limited to the initial premium from each applicant. The Broker/Agent is not authorized to accept on behalf of the Company any subsequent premium or other payment.

11. RIGHT TO DISCONTINUE OR CHANGE. The Broker/Agent understands and agrees that at all times the Company has the right to discontinue issuing any contract form, to change the rate or payment basis of the commission payable to the Broker/Agent on one or more contract forms, except that a change of commission rates will not take effect until notice of the change has been delivered to the Broker/Agent, and to discontinue offering any contract form for sale by the Broker/Agent upon immediate notice.

12. TERM AND TERMINATION. This Agreement shall become effective on the first of the month following that in which it has been signed by the Broker/Agent and by an authorized representative of the Company. It shall remain in effect until terminated by either party.

Either party may terminate this Agreement without cause upon ninety (90) days written notice to the other party of intent to terminate. Either party may terminate this Agreement for cause upon thirty (30) days written notice unless such cause for termination is remedied within fifteen (15) days of receipt of such notice. This Agreement shall terminate automatically and without notice upon restriction, suspension, revocation or nullification of the Broker/Agent's license.

Termination shall not relieve either party of any obligation under this Agreement which arose prior to termination. Upon termination each party shall promptly pay any money owed to the other, and the Broker/Agent will promptly return to the Company all contract forms, property, records or other materials furnished by the Company.

13. MODIFICATION. The Company may amend or modify this Agreement and schedules or attachments hereto at anytime effective upon thirty (30) days advance written notice to the Broker/Agent. No amendments, modifications, or waiver of any provision shall be valid unless it is in writing and signed by an authorized representative of the Company.

14. ASSIGNMENT. Any voluntary or involuntary assignment of the Broker/Agent's interest under this Agreement, including the right to commissions, shall not be valid unless the Company has given prior, written consent to the assignment.

15. NOTICE. Any notice required to be given under this Agreement shall be satisfied if delivered in person or mailed, by first class mail to the Company at 100 S. W. Market Street, Portland, Oregon 97201, Attention: Broker/Agent Coordinator, Mail Station C-2-A. Notice shall be deemed communicated as of five
(5) days after mailing. 16. GOVERNING LAW/SEVERABILITY. This Agreement shall be governed by the laws of the State of Oregon. The invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of any other term or provision.

17. WAIVER. The failure of the Company to take advantage of any of its rights or privileges under this Agreement or its forebearance or neglect to cancel or terminate this Agreement in the event of the Broker/Agent's failure to comply with their provision hereof shall not constitute a waiver by the Company of any of its rights or privileges hereunder.

18. MERGER. This Agreement, including any valid attachments, schedules and amendments, constitutes the entire agreement between the Company and the Broker/Agent. Any prior agreement between Company and the Broker/Agent pertaining to the Plan shall have no further force or effect except that any obligation of either party to the other which arose under the prior contract shall continue to exist.










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IN WITNESS  WHEREOF,  the parties have caused this  Agreement to be executed by the Broker/Agent and accepted by the Company as of 2nd day of November, 1998. Appointed 11/5/98.

BROKER/AGENT                           REGENCELIFE AND HEALTH INSURANCE COMPANY

/s/ Scott E. Deru                            /s/ Jed H. Pitcher
-----------------                           -------------------------------
    Scott E. Deru                                Jed H. Pitcher
    (Manager)                                    (Authorized Representative)



















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                               AGENT COMMISSIONS

Group Health Products

Groups (2-24)
Percent of Entry Level Rates                Commission
----------------------------                -----------
119%                                        10.0%
120-134%                                     8.0%
135-144%                                     7.5%
1.45-154%                                    7.0%
155-159%                                     6.5%
160+%                                        6.0%

Groups (25-100+)
Employees                                   Commission
---------------------------                 -----------
25-49                                        7.5%
50-99                                        5.0%
100+                                         3.0%



Individual/Family Health Products

ValueCare Individual and Qualifier

Year                                        Commission
---------                                   ----------
1                                           12%
2                                           8%
3+                                          5%

Medicare Supplement
Year                                        Commission
---------                                   -----------
1                                           20%
2+                                          10%

                  (and Rep1acement)


Life Products

         Regence Life and Health Insurance Company            10%
         Highmark Life Insurance Company                      10%
         Medical Life Insurance Company                       10%


Regence
Blue Cross BlueShield
of Utah


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